Exhibit 99.1

NEWS RELEASE
Contacts:
Ken Owen, Chief Financial Officer
ir@oiltankingpartners.com
281-457-7900
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-l.com
Lisa Elliott / lelliott@drg-l.com
DRG&L / 713-529-6600
OILTANKING PARTNERS, L.P. ANNOUNCES APPOINTMENT OF RANDALL J. LARSON AS DIRECTOR
HOUSTON — August 4, 2011 — Oiltanking Partners, L.P. (NYSE: OILT), announced today that Randall J. Larson has been appointed to serve on the board of directors of its general partner. Mr. Larson will serve as an independent director and as Chairman of the Audit Committee and a member of the Conflicts Committee of the board. In addition, Gregory C. King, who was appointed as an independent director of the board of directors of the general partner in July 2011, will serve as Chairman of the Conflicts Committee and as a member of the Audit Committee.
Carlin G. Conner, President, Chief Executive Officer and Chairman of the Board, stated, “We are excited that individuals with the industry experience and financial sophistication that both Greg and Randy possess have joined our leadership team. We look forward to working with Greg and Randy to help execute our growth strategy and deliver value to our unitholders.”
Mr. Larson previously served as Chief Executive Officer of the general partner of TransMontaigne Partners L.P. from September 2006 until August 2009, and as its Chief Financial Officer from January 2003 until September 2006, and served as its Controller from May 2002 to January 2003. From July 1994 to May 2002, Mr. Larson was a partner with KPMG LLP in its Silicon Valley and National (New York City) offices. From July 1992 to July 1994, Mr. Larson served as a Professional Accounting Fellow in the Office of Chief Accountant of the Securities and Exchange Commission. Mr. Larson has been a director of the general partner of MarkWest Energy Partners, L.P. since July 2011.
Gregory C. King began serving as a member of the board of directors of our general partner in connection with the completion of our initial public offering in July 2011. Mr. King previously served as President of Valero Energy Corporation from January 2003 to December 2007. Mr. King served as Executive Vice President and General Counsel of Valero Energy from September 2001 until December 2002, and as Executive Vice President and Chief Operating Officer from January 2001 until September 2001. Prior to that, he served as Senior Vice President and Chief Operating Officer of Valero Energy from 1999 to January 2001. He became Vice President and General Counsel of Valero Energy in 1997, and prior to that was a Partner in the Houston-based law firm of Bracewell & Giuliani. He has been a director of Range Fuels, Inc. since August 2008. From January 1, 2002 until July, 2006, Mr. King served as director of Valero GP, LLC (currently known as NuStar GP, LLC), the general partner of Valero L.P. (currently known as NuStar Energy L.P.).
Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the upper Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.
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